                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-4) and related Prospectus of Gaylord Entertainment Company for the offer to exchange up to $350,000,000 of outstanding 8% Senior Notes due 2013 for up to $350,000,000 of 8% Senior Notes due 2013 that have been registered under the Securities Act of 1933 and to the inclusion and incorporation by reference therein of our report dated February 9, 2004, except for the ninth paragraph of Note 16, as to which the date is March 10, 2004, with respect to the consolidated financial statements of Gaylord Entertainment Company included herein and in its Amendment No. 2 to its Annual Report on Form 10-K for the year ended December 31, 2003, and to the incorporation by reference of our report dated February 9, 2004, with respect to certain financial statement schedules included in Gaylord Entertainment Company's Amendment No. 2 to its Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.


                                           /s/ ERNST & YOUNG LLP


Nashville, Tennessee
April 19, 2004